EXHIBIT 99


Contact:          Susan B. Railey
                  (301) 255-4740
                  Sharon Bramell                     FOR IMMEDIATE RELEASE
                  (301) 255-4742


                      AIM 85 DECLARES MONTHLY DISTRIBUTION
                        FOR DECEMBER OF ONE CENT PER UNIT

              Total for the Fourth Quarter is Three Cents Per Unit

                           ---------------------------


     ROCKVILLE, MD, December 20, 2004 -- (AMEX/AII) The general partner of American Insured Mortgage Investors - Series 85, L.P. (AIM 85) today declared the monthly distribution for December 2004 in the amount of one cent per unit regular cash flow. Holders of record on December 31, 2004 will receive this amount as part of the fourth quarter distribution which will be paid on February 1, 2005.

     The total distribution of three cents per unit for the fourth quarter of 2004 includes one cent per unit regular cash flow for the months of October, November and December.

     On December 6, 2004, the General Partner of AIM 85 announced that AIM 85 will declare distributions of regular cash flow and mortgage proceeds, if any, once each quarter commencing in the first quarter of 2005. The General Partner, with the consent of the Advisor, made the decision to declare distributions quarterly instead of monthly to reduce expenses associated with monthly declarations. Since June 2004, the Partnership's regular cash flow has been one cent per month.

     Commencing in 2005, AIM 85 will declare distributions in March, June, September and December to be paid approximately one month after the end of each calendar quarter.







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